Exhibit 5.1

                                 David Goldberg
                           Vice President and Counsel
                             PS Business Parks, Inc.
                               701 Western Avenue
                         Glendale, California 91201-2397

                                 April 20, 1998

PS Business Parks, Inc.
701 Western Avenue
Glendale, California 91201-2397

Gentlemen:

         As Vice President and Counsel of PS Business Parks, Inc. (the "Company"), I have examined the Registration Statement on Form S-3, which is expected to be filed by the Company with the Securities and Exchange Commission on or about the date of delivery of this opinion (the "Registration Statement"), which relates to the offer and sale of up to $500,000,000 stated amount of (i) shares of preferred stock, par value $.01 per share (the "Preferred Shares"),
(ii) depositary shares (the "Depositary Shares") representing a fractional interest in a Preferred Share, (iii) shares of equity stock, par value $.01 per share (the "Equity Shares"), (iv) shares of common stock, par value $.01 per share (the "Common Shares") and (v) warrants (the "Warrants").

         I am familiar with the proceedings taken or to be taken by the Company relating to the authorization and issuance of the Preferred Shares, the Depositary Shares, the Equity Shares, the Common Shares and the Warrants in the manner set forth in the Registration Statement. I have also examined the Company's Restated Articles of Incorporation and Restated Bylaws and have made such other investigation as I have deemed necessary in order to express the opinions contained herein.

         It is my opinion that:

         1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of California.

         2. The Preferred Shares, the Depositary Shares, the Equity Shares, the Common Shares and the Warrants, when issued and delivered in the manner and on the terms described in the Registration Statement and payment of the agreed consideration therefor has been received by the Company, will be legally issued, fully paid and nonassessable.

         I hereby consent to the reference to me under the caption "Legal Opinions" in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement or amendments thereto.

                                             Very truly yours,

                                             /s/ DAVID GOLDBERG

                                             DAVID GOLDBERG